Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Leonard F. Griehs (Analysts) (856) 342-6428 Anthony Sanzio (Media) (856) 968-4390
CAMPBELL REPORTS FIRST QUARTER RESULTS.
Adjusted Net Earnings Per Share Were $0.77, an Increase of 10 Percent.
U.S. Soup Sales Increased 12 Percent.
CAMDEN, N.J., November 24, 2008—Campbell Soup Company (NYSE: CPB) today reported net earnings for the quarter ended November 2, 2008 of $260 million, or $0.71 per share, compared to $270 million, or $0.70 per share, in the prior year. The current quarter’s reported net earnings included charges associated with previously announced restructuring initiatives and the impact of an unrealized loss on the company’s commodity hedging activities. Excluding all items impacting comparability, adjusted net earnings were $281 million and adjusted net earnings per share were $0.77 in the current quarter, an increase of 10 percent.
     A detailed reconciliation of the adjusted fiscal 2009 and 2008 financial information to the reported information is attached to this release.

     The items impacting comparability of net earnings are summarized below:

	First Quarter
	2009			2008
(millions, except per share amounts)	Earnings	EPS		Earnings	EPS

Net earnings, as reported	$260	$0.71		$270	$0.70

Continuing Operations

Earnings from continuing operations, as reported	$260	$0.71		$268	$0.69

Adjustment for restructuring related costs	5	0.01		—	—

Adjustment for unrealized loss on commodity hedges	16	0.04		—	—

Adjusted Earnings from continuing operations	$281	$0.77	*	$268	$0.69

Discontinued Operations

Earnings from discontinued operations, as reported	$—	$—		$2	$0.01

Adjusted Net earnings	$281	$0.77		$270	$0.70

*	Does not add due to rounding.
     For the first quarter, sales increased 3 percent to $2.250 billion. Sales growth for the quarter reflects the following factors:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 7 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 1 percent

▪	Divestitures subtracted 2 percent
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We are off to a good start to the year. Our product innovations and marketing efforts have resulted in strong top-line performance across our U.S. soup portfolio. This was especially evident in our condensed soup and broth businesses, both of which had double-digit gains in the quarter. We also are encouraged by the successful launch and early results of our new ‘Campbell’s Select Harvest’ and ‘Campbell’s’ ‘V8’ ready-to-serve soups.

     “Beyond U.S. soup, we had strong performance in our U.S. sauces business, although the growth of our U.S. beverage business slowed compared to the rapid growth of the last several quarters. Pepperidge Farm again delivered strong sales performance with ‘Goldfish’ and Baked Naturals snack crackers. Arnott’s achieved significant growth in its savory crackers business, and our European branded soup performance was solid. In emerging markets, we continued to invest in our businesses in Russia and China as we prepared to expand our operations in both countries.”
     Conant concluded, “We are pleased with our performance in today’s challenging and uncertain economic environment. Campbell’s product portfolio is well positioned in both good and tough economic times. As consumers continue to seek value, they can choose a variety of Campbell’s products to help them provide wholesome, affordable food.”
Fiscal 2009 Guidance
     In September 2008, Campbell stated that for fiscal 2009 it expected to deliver sales growth, excluding the negative impact of one less week in the fiscal year and divestitures, in excess of its long-term target range of between 3 and 4 percent; adjusted EBIT growth slightly below its long-term growth target of between 5 and 6 percent, reflecting the impact of one less week, higher marketing spending and increased investment spending in Russia and China; and growth in adjusted net earnings per share of between 5 and 7 percent from the fiscal 2008 adjusted base of $2.09.
     Approximately 25 to 30 percent of Campbell’s sales and earnings come from non-U.S. operations. On a currency neutral basis, Campbell expects to deliver its previously announced targets. Notwithstanding the fact that the company is making efforts to improve future performance, at quarter-end rates of exchange, the company’s fiscal 2009 sales, EBIT and EPS growth rates each would be negatively impacted by approximately 5 percentage points as a result of currency translation.

First Quarter Financial Details
▪	Gross margin was 38.7 percent compared to 40.8 percent a year ago. The current year includes a $26 million unrealized loss on commodity hedges and $7 million of costs related to initiatives to improve operational efficiency and long-term profitability. After adjusting for these items, gross margin for the quarter was 40.2 percent. The decline in gross margin was primarily due to cost inflation in excess of pricing.

▪	Marketing and selling expenses increased to $307 million due to higher advertising, mainly in the U.S. soup business, where the company launched two new ready-to-serve soups, “Campbell’s Select Harvest” and “Campbell’s” “V8.” Campbell also launched new “Swanson” cooking stock and introduced new advertising for “Campbell’s” condensed soups.

▪	Net debt, or total debt minus cash and cash equivalents, was $2.693 billion compared to $2.737 billion a year ago, a decrease of $44 million.

▪	Average diluted shares outstanding declined to 365 million from 388 million primarily due to repurchases utilizing net proceeds from the divestiture of the Godiva business and Campbell’s strategic share repurchase programs.

▪	During the quarter, Campbell repurchased 3 million shares for $114 million under its June 2008 strategic share repurchase program and the company’s ongoing practice of buying back shares sufficient to offset shares issued under incentive compensation plans.
Summary of Fiscal 2009 First Quarter Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $1.198 billion, an increase of 9 percent compared to a year ago. The change in sales reflects the following factors:

▪	Volume and mix added 4 percent

▪	Price and sales allowances added 8 percent

▪	Increased promotional spending subtracted 3 percent
     Total soup sales for the quarter increased 12 percent, compared to a 1 percent decline a year ago, driven by the following:
▪	Sales of “Campbell’s” condensed soups increased 14 percent with strong gains in both eating and cooking varieties, due in part to higher promotional activity.

▪	Sales of ready-to-serve soups increased 7 percent for the quarter due to the successful launch of “Campbell’s Select Harvest” soups, which was partially offset by declines in “Campbell’s Chunky” soups. Sales also benefited from the introduction of “Campbell’s” “V8” soups.

▪	Sales of Campbell’s convenience platform, which includes soup in microwavable bowls and cups, increased primarily due to gains in bowls.

▪	Broth sales increased 23 percent due to continued strong demand for “Swanson” aseptically-packaged broth and the introduction of new “Swanson” cooking stock.

▪	“Wolfgang Puck” soups, broths and stocks, which Campbell acquired in the fourth quarter of fiscal 2008, added approximately one point of soup sales growth.
     Further details of the sales results of this segment’s other businesses include:
▪	Beverage sales increased slightly following double-digit growth a year ago. The increase was driven by the continued strong performance of “V8 V-Fusion” juice partially offset by declines in “V8” vegetable juice. Sales in the prior period benefited from the start of the distribution agreement with The Coca-Cola Company and Coca-Cola Enterprises Inc. for Campbell’s single-serve refrigerated beverages.

▪	“Prego” pasta sauce sales increased double digits.

▪	Sales of “Pace” Mexican sauces also increased double digits due to the successful launch of a line of specialty salsas.
     Operating earnings were $314 million compared to $309 million in the prior-year period. The increase in operating earnings was due to higher sales and productivity gains, partially offset by cost inflation and higher advertising expenses.
Baking and Snacking
     Sales for Baking and Snacking were $509 million, a decrease of 4 percent from a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 8 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 2 percent

▪	Divestitures subtracted 7 percent
     Further details of sales results include the following:
▪	Pepperidge Farm achieved sales growth with gains in the cookies and crackers and bakery businesses.
o	In the cookies and crackers business, sales were driven by gains in “Goldfish” snack crackers and the introduction of Baked Naturals, an adult savory snack cracker, which were partially offset by a decline in cookies.

o	The bakery business also delivered solid sales growth behind whole-grain breads and stuffing.
▪	As reported, Arnott’s sales declined due to the divestiture of certain salty snack foods brands in May 2008 and the unfavorable impact of currency. Excluding these items, sales increased due to significant growth in savory crackers, partially offset by a decline in chocolate biscuits.

▪	Sales of biscuits in Indonesia grew strongly.

Operating earnings were $83 million compared with $72 million in the prior-year period. The increase in operating earnings was driven by growth in Arnott’s and Pepperidge Farm, partially offset by the unfavorable impact of currency.
International Soup, Sauces and Beverages
     Sales for International Soup, Sauces and Beverages were $380 million, a decrease of 3 percent compared to a year ago. The change in sales reflects the following factors:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 2 percent

▪	Divestitures subtracted 2 percent
     Further details of sales results include the following:
▪	In Europe, sales increased as gains in France and Belgium were partially offset by the divestiture of the company’s French sauce and mayonnaise business in September 2008 and the planned exit of the private label business in Germany. Across Europe, sales of branded wet soup increased.

▪	In Asia Pacific, sales increased primarily due to gains in Malaysia and Australia.

▪	In Canada, sales declined primarily due to the unfavorable impact of currency and a decline in the beverage business.
     Operating earnings were $38 million compared to $51 million in the year-ago period. The decline in operating earnings was due to the incremental cost to establish businesses in Russia and China, a decline in the Canadian business and the unfavorable impact of currency.
North America Foodservice
     Sales were $163 million, a decrease of 2 percent compared to a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 6 percent

▪	Price and sales allowances added 6 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 1 percent
     Excluding the impact of currency, sales declined primarily due to the negative impact from discontinuing certain unprofitable products and weakness in the food service sector.
     Operating earnings were $11 million compared to operating earnings of $24 million in the prior period. The current year included $7 million in accelerated depreciation and other exit costs related to the previously announced restructuring program. The remaining decline in operating earnings was primarily due to lower volumes.
Unallocated Corporate Expenses
     Unallocated corporate expenses increased from $28 million a year ago to $47 million in the current quarter. The increase was due to a $26 million unrealized loss on commodity hedging included in the current year, partially offset by lower expenses related to the company’s ongoing SAP implementation in North America and gains recognized on foreign currency hedging transactions. Beginning in fiscal 2009, unrealized gains and losses on commodity hedging activities are excluded from segment operating earnings and recorded in unallocated corporate expenses as these open positions represent hedges of future purchases. Upon closing of the contracts, the realized gain or loss will be transferred to segment operating earnings. This allows the segments to reflect the economic effects of the hedge without exposure to quarterly volatility of unrealized gains and losses. In prior periods, unrealized gains and losses on commodity hedging activities were not material.

Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2009 and 2008 financial information to the reported financial information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on November 24, 2008 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-835-8908 and non-U.S. participants at 1-703-639-1415. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event / Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight December 1, 2008 at 1-888-266-2081 or 1-703-925-2533. The access code is 1305905.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, “Campbell’s” tomato juice, and “Wolfgang Puck” soups, stocks and broths.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Europe, Mexico, Latin

America, the Asia Pacific region, as well as the emerging markets of Russia and China, and the retail business in Canada.
     North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup, baked snacks, and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” and “V8.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, inflation, commodity hedging, currency translation and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the risks associated with portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	November 2,	October 28,
	2008	2007
Net sales	$2,250	$2,185

Costs and expenses
Cost of products sold	1,379	1,293
Marketing and selling expenses	307	296
Administrative expenses	140	141
Research and development expenses	29	27
Other income	(4)	—

Total costs and expenses	1,851	1,757

Earnings before interest and taxes	399	428
Interest, net	32	42

Earnings before taxes	367	386

Taxes on earnings	107	118

Earnings from continuing operations	260	268
Earnings from discontinued operations	—	2

Net earnings	$260	$270

Per share — basic
Earnings from continuing operations	$.73	$.71
Earnings from discontinued operations	—	.01

Net earnings	$.73	$.71

Dividends	$.25	$.22

Weighted average shares outstanding — basic	357	379

Per share — assuming dilution
Earnings from continuing operations	$.71	$.69
Earnings from discontinued operations	—	.01

Net earnings	$.71	$.70

Weighted average shares outstanding — assuming dilution	365	388

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $7 ($5 after tax or $.01 per share) related to the initiatives announced in April 2008 to improve operational efficiency.
In fiscal 2009, the company recognized $26 ($16 after tax or $.04 per share) in cost of products sold related to an unrealized loss on commodity hedges.
The sum of the individual per share amounts does not equal due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	November 2,	October 28,	Percent
	2008	2007	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$1,198	$1,097	9%
Baking and Snacking	509	532	(4%)
International Soup, Sauces and Beverages	380	390	(3%)
North America Foodservice	163	166	(2%)

Total sales	$2,250	$2,185	3%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$314	$309
Baking and Snacking	83	72
International Soup, Sauces and Beverages	38	51
North America Foodservice	11	24

Total operating earnings	446	456
Unallocated corporate expenses	(47)	(28)

Earnings before interest and taxes	399	428
Interest, net	(32)	(42)
Taxes on earnings	(107)	(118)

Earnings from continuing operations	260	268
Earnings from discontinued operations	—	2

Net earnings	$260	$270

Per share — assuming dilution
Earnings from continuing operations	$.71	$.69
Earnings from discontinued operations	—	.01

Net earnings	$.71	$.70

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $7 ($5 after tax or $.01 per share) related to the initiatives announced in April 2008 to improve operational efficiency. The restructuring related costs were recognized in the North America Foodservice segment.
In fiscal 2009, the company recognized $26 ($16 after tax or $.04 per share) in cost of products sold related to an unrealized loss on commodity hedges. The loss is included in Unallocated corporate expenses.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	November 2,	October 28,
	2008	2007
Current assets	$1,916	$2,018

Plant assets, net	1,776	2,064

Intangible assets, net	2,217	2,598

Other assets	287	378

Total assets	$6,196	$7,058

Current liabilities	$2,439	$2,612

Long-term debt	1,635	1,773

Other liabilities	1,051	1,168

Shareowners’ equity	1,071	1,505

Total liabilities and shareowners’ equity	$6,196	$7,058

Total debt	$2,756	$2,814

Cash and cash equivalents	$63	$77

Net debt	$2,693	$2,737

Reconciliation of GAAP and Non-GAAP Financial Measures
First Quarter Ended November 2, 2008
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company’s financial position at November 2, 2008 and October 28, 2007, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	November 2, 2008	October 28, 2007
Current notes payable	$1,121	$1,041
Long-term debt	1,635	1,773

Total debt	$2,756	$2,814

Less: Cash and cash equivalents	(63)	(77)

Net debt	$2,693	$2,737

Items Impacting Net Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.
The following items impacted net earnings:
(1)	In the first quarter of 2009, the company recognized in cost of products sold a $26 million ($16 million after tax or $0.04 per share) unrealized loss on the fair value of open commodity futures contracts. Beginning in fiscal 2009, unrealized gains and losses on commodity hedging activities are excluded from segment operating earnings and are recorded in unallocated corporate expenses as these open positions represent hedges of future purchases. Upon closing of the contracts, the realized gain or loss is transferred to segment operating earnings, which allows the segments to reflect the economic effects of the hedge without exposure to quarterly volatility of unrealized gains and losses. The volatility associated with the unrealized gains or losses will be treated as an item impacting comparability. In prior periods, unrealized gains and losses on commodity hedging were not material.

(2)	In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In the first quarter of fiscal 2009, the company recorded expenses of $7 million ($5 million after tax or $0.01 per share) in cost of products sold related to these initiatives. For the year ended August 3, 2008, the company recorded pre-tax restructuring charges of $175 million and $7 million of expenses in cost of products sold (aggregate impact of $107 million after tax or $0.28 per share) related to these initiatives.

(3)	In the second quarter of fiscal 2008, the company recorded a non-cash tax benefit of $13 million ($0.03 per share) in earnings from continuing operations from the favorable resolution of a state tax contingency in the United States.

(4)	In fiscal 2008, the company recognized a pre-tax gain of $698 million ($462 million after tax or $1.21 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	First Quarter
(millions, except per share amounts)	Nov. 2, 2008	Oct. 28, 2007	% Change
Earnings before interest and taxes, as reported	$399	$428
Add: Unrealized loss on commodity hedges (1)	26	—
Add: Restructuring related costs (2)	7	—

Adjusted Earnings before interest and taxes	$432	$428	1%

Interest, net, as reported	$32	$42

Adjusted Earnings before taxes	$400	$386

Taxes on earnings, as reported	$107	$118
Add: Tax benefit from unrealized loss on commodity hedges (1)	10	—
Add: Tax benefit from restructuring related costs (2)	2	—

Adjusted Taxes on earnings	$119	$118

Adjusted effective income tax rate	29.8%	30.6%

Earnings from continuing operations, as reported	$260	$268
Add: Net adjustment from unrealized loss on commodity hedges (1)	16	—
Add: Net adjustment from restructuring related costs (2)	5	—

Adjusted Earnings from continuing operations	$281	$268	5%

Earnings from discontinued operations, as reported	$—	$2

Adjusted Net earnings	$281	$270	4%

Diluted earnings per share — continuing operations, as reported	$0.71	$0.69
Add: Net adjustment from unrealized loss on commodity hedges (1)	0.04	—
Add: Net adjustment from restructuring related costs (2)	0.01	—

Adjusted Diluted earnings per share — continuing operations *	$0.77	$0.69	12%

Diluted earnings per share — discontinued operations, as reported	$—	$0.01

Diluted net earnings per share, as reported	$0.71	$0.70
Add: Net adjustment from unrealized loss on commodity hedges (1)	0.04	—
Add: Net adjustment from restructuring related costs (2)	0.01	—

Adjusted Diluted net earnings per share *	$0.77	$0.70	10%

*	The sum of the individual per share amounts does not equal due to rounding.

Year Ended
(millions, except per share amounts)	Aug. 3, 2008
Earnings before interest and taxes, as reported	$1,098
Add: Restructuring charges and related costs (2)	182

Adjusted Earnings before interest and taxes	$1,280

Interest, net, as reported	$159

Adjusted Earnings before taxes	$1,121

Taxes on earnings, as reported	$268
Add: Tax benefit from restructuring charges and related costs (2)	75
Add: Tax benefit from resolution of a state tax contingency (3)	13

Adjusted Taxes on earnings	$356

Adjusted effective income tax rate	31.8%

Earnings from continuing operations, as reported	$671
Add: Net adjustment from restructuring charges and related costs (2)	107
Deduct: Benefit from resolution of a state tax contingency (3)	(13)

Adjusted Earnings from continuing operations	$765

Earnings from discontinued operations, as reported	$494
Deduct: Gain on sale of the Godiva Chocolatier business (4)	(462)

Adjusted Earnings from discontinued operations	$32

Adjusted Net earnings	$797

Diluted earnings per share — continuing operations, as reported	$1.76
Add: Net adjustment from restructuring charges and related costs (2)	0.28
Deduct: Benefit from resolution of state tax contingency (3)	(0.03)

Adjusted Diluted earnings per share — continuing operations	$2.01

Diluted earnings per share — discontinued operations, as reported	$1.30
Deduct: Gain on sale of the Godiva Chocolatier business (4)	(1.21)

Adjusted Diluted earnings per share — discontinued operations *	$0.08

Diluted net earnings per share, as reported	$3.06
Add: Net adjustment from restructuring charges and related costs (2)	0.28
Deduct: Benefit from resolution of a state tax contingency (3)	(0.03)
Deduct: Gain on sale of the Godiva Chocolatier business (4)	(1.21)

Adjusted Diluted net earnings per share*	$2.09

*	The sum of the individual per share amounts does not equal due to rounding.